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                                                                   EXHIBIT 10.12


                        PRESIDENT/CHIEF EXECUTIVE OFFICER
                                CHANGE IN CONTROL
                          SEVERANCE BENEFITS AGREEMENT


        THIS PRESIDENT/CHIEF EXECUTIVE OFFICER CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (the "AGREEMENT") is entered into this 31st day of May, 1997 between John Wark ("EXECUTIVE") and CONTINUUS SOFTWARE CORPORATION, a California corporation (the "COMPANY"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in
Article V.

        The Company and Executive hereby agree as follows:

                                    ARTICLE I

                            EMPLOYMENT BY THE COMPANY

        1.1 Executive is currently employed by the Company as the President and/or Chief Executive Officer.

        1.2 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive's employment with the Company is terminated in connection with a Change in Control of the Company under the circumstances described herein.

        1.3 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company and Executive's execution of the general waiver and release described in Section 3.2.

        1.4 This Agreement shall remain in full force and effect so long as Executive is employed by the Company; provided, however, that Executive's rights to payments and benefits under Article II shall continue until the Company's obligation to provide such payments and benefits is satisfied.

        1.5 This Agreement shall supersede any other agreement relating to Executive's employment or severance in connection with a Change in Control of the Company.

                                   ARTICLE II

                    SEVERANCE BENEFITS UPON CHANGE IN CONTROL

        2.1 SEVERANCE BENEFITS. If Executive's employment terminates due to an Involuntary Termination Without Cause or a Constructive Termination at any time after the date of execution of this Agreement and within thirteen (13) months of a Change in Control of the Company, such termination of employment will be deemed a Covered Termination. A Covered Termination



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entitles Executive to receive the following benefits set forth in Sections 2.2 through 2.5 inclusive.

        2.2 BASE SALARY CONTINUATION. Executive shall receive continuation of Base Salary for twelve (12) months following the date of a Covered Termination. Such salary continuation payments shall be made in accordance with standard Company payroll practices or such shorter period as determined by the Company in its sole discretion.

        2.3 TARGET BONUS. Within thirty (30) following Executive's Covered Termination, Executive shall be paid his or her target annual bonus for the year in which the Covered Termination occurred, determined with reference to any bonus plan of the Company then in effect, or, if no bonus plan is then in effect, with reference to Executive's offer letter to join the Company.

        2.4 ACCELERATION OF STOCK OPTION VESTING. Notwithstanding the language in Executive's option agreement(s) or any other language to the contrary, the vesting of Executive's stock option(s) shall accelerate and immediately become vested and exercisable with respect to those option shares which would have vested if Executive had continued to render services to the Company for twenty-four (24) months following the date of Executive's Covered Termination.

        2.5 COBRA CONTINUATION. Executive and Executive's covered dependents will be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at no cost to Executive for the twelve (12)-month period following the Covered Termination; provided, however, that payment of such COBRA premiums by the Company shall cease upon Executive commencing employment with a new employer which provides comparable benefits to Executive and Executive's covered dependents. Nothing in this Section is intended to limit the availability of COBRA to Executive (subject to Executive paying all associated premiums and costs) beyond the twelve (12)-month period following Executive's Covered Termination.

        2.6 MITIGATION. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

                                  ARTICLE III

                     LIMITATIONS AND CONDITIONS ON BENEFITS

        3.1 WITHHOLDING OF TAXES. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.

        3.2 EMPLOYEE AGREEMENT AND RELEASE PRIOR TO RECEIPT OF BENEFITS. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of such Covered Termination, Executive shall execute the Employee Agreement and Release (the "Release") in the form attached hereto as Exhibit A. Such Release



                                       2.
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shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information and inventions agreement. It is understood that Executive has twenty-one (21) days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) business days after execution. In the event Executive does not execute such Release within the twenty-one (21)-day period, or if Executive revokes such Release within the subsequent seven (7)-business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.

                                   ARTICLE IV

                            OTHER RIGHTS AND BENEFITS

        4.1 NONEXCLUSIVITY. Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

        4.2 PARACHUTE PAYMENTS. In the event that any amount or benefit received or to be received by Executive pursuant to this Agreement would constitute an "excess parachute payment" subject to excise tax under Internal Revenue Code
Section 4999, such amount or benefit may be reduced, in the order of priority set forth below, so that after such reduction, if any, Executive receives the largest after-tax payment:

               (a) first, the Target Bonus (as set forth in Section 2.3 of this Agreement), shall be reduced;

               (b) then, the continuation of Base Salary (as set forth in Section 2.2 of this Agreement) shall next be reduced; and

               (c) finally, the acceleration of stock options (as set forth in Section 2.4 of this Agreement) shall be reduced.

                                   ARTICLE V

                                   DEFINITIONS

        For purposes of the Agreement, the following terms are defined as follows:

        5.1 "BASE SALARY" means Executive's annual base salary in effect during the last regularly scheduled payroll period immediately preceding any termination of Executive's employment.



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5.2 "CAUSE" means termination of Executive's employment with the Company for any of the following reasons as determined in good faith by a majority of the members of the Company's Board of Directors (the "Board") which is not cured within fifteen (15) days following delivery of written notice of such infraction to Executive:

               (a) an intentional act which materially injures the Company;

               (b) an intentional refusal or failure to follow lawful and reasonable directions of the Board or an individual to whom participant reports (as appropriate);

               (c) a willful and habitual neglect of duties; or

               (d) a conviction of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on the Company.

        5.3 "CHANGE IN CONTROL" (1) a sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

        5.4 "COVERED TERMINATION" means an Involuntary Termination Without Cause or a Constructive Termination within thirteen (13) months of a Change in Control.

        5.5 "INVOLUNTARY TERMINATION WITHOUT CAUSE" means Executive's dismissal or discharge other than for Cause. The termination of Executive's employment as a result of Executive's death or disability will not be deemed to be an Involuntary Termination Without Cause.

        5.6 "CONSTRUCTIVE TERMINATION" means that Executive voluntarily terminates employment after any of the following are undertaken without Executive's express written consent:

               (a) the assignment to Executive of any duties or responsibilities which result in a diminution or adverse change of Executive's position, status or circumstances of employment; provided, however, that a mere change in Executive's title or reporting relationship shall not constitute a Constructive Termination;

               (b) a reduction by the Company in Executive's Base Salary;



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               (c) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any Benefit Plans or deprive Executive of any fringe benefit then enjoyed by Executive, provided, however, that Executive's termination is not deemed a Constructive Termination if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans, as determined in good faith by the Executive;

               (d) a relocation of Executive or the Company's principal business offices to a location more than thirty (30) miles from the location at which Executive performs duties, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations;

               (e) any breach by the Company of any provision of this Agreement or any other material agreement between Executive and the Company concerning Executive's employment; or

               (f) any failure by the Company to obtain the assumption of this Agreement or any other material agreement between Executive and the Company concerning Executive's employment by any successor or assign of the Company.

                                   ARTICLE VI

                               GENERAL PROVISIONS

        6.1 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee,
(ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment.

        6.2 NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

        6.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.



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        6.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        6.5 ARBITRATION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in Santa Ana, California through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys fees, costs and necessary disbursement; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys fees provision herein.

        6.6 COMPLETE AGREEMENT. This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

        6.7 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by a member of the Compensation Committee of the Board after such change or termination has been approved by the Board.

        6.8 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

        6.9 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

        6.10 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

        6.11 ATTORNEY FEES. If Executive brings any action to enforce his rights hereunder, Executive shall be entitled to recover reasonable attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action.



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        6.12 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

        6.13 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or to respective advisors (e.g., attorneys, accountants).

        6.14 CONSTRUCTION OF AGREEMENT. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

CONTINUUS SOFTWARE CORPORATION                 EXECUTIVE


By: /s/ John Laskey                            /s/ John Wark
    -------------------------------------      ---------------------------------

Name: John J. Laskey
      -----------------------------------

Title: Vice President, Finance
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Exhibit A: Employee Agreement and Release






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                                    EXHIBIT A
                         EMPLOYEE AGREEMENT AND RELEASE


        I understand and agree completely to the terms set forth in the foregoing agreement.

        I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

        I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

        Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date seven (7) days preceding the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's Indemnification Agreement.

        I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (the "Effective Date").

CONTINUUS SOFTWARE CORPORATION                 EXECUTIVE


By: /s/ John Laskey                            /s/ John Wark
    -------------------------------------      ---------------------------------

Title: Vice President, Finance                 Date: May 31, 1997
       ----------------------------------            ---------------------------






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